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                                                                           EXHIBIT 11-1

                                     PENNSYLVANIA ENTERPRISES, INC.

                         Statement Re Computation of Per Share Earnings for the
                     Three and Nine Month Periods Ended September 30, 1996 and 1995


                                         Three Months Ended           Nine Months Ended
                                         1996          1995           1996          1995
Income (loss) before subsidiary's
  preferred stock dividends          $ (3,694,000) $ (3,469,000)  $  3,822,000  $ (2,254,000)

Subsidiary's preferred stock
  dividends                               363,000       690,000      1,383,000     2,073,000

Net income (loss)                    $ (4,057,000) $ (4,159,000)  $  2,439,000  $ (4,327,000)

Earnings (loss) per share of
  common stock*                      $       (.86) $       (.72)  $        .20  $       (.76)

Computations of additional common
  shares outstanding

  Average shares of common stock        4,810,518     5,754,607      5,214,001     5,715,294

  Incremental common shares
    applicable to options, based on
    the daily average market price          8,584         3,418          7,963         1,194

  Average common shares as adjusted     4,819,102     5,758,025      5,221,964     5,716,488

  Average shares of common stock        4,810,518     5,754,607      5,214,001     5,715,294

  Incremental common shares
    applicable to options, based on
    the more dilutive of daily
    average or ending market price          9,574         5,963          8,717         3,121

  Average common shares fully
    diluted                             4,820,092     5,760,570      5,222,718     5,718,415

Earnings (loss) per share of
  common stock

  Average common shares as adjusted  $       (.86) $       (.72)  $        .20  $       (.76)

  Average common shares fully
    diluted                          $       (.86) $       (.72)  $        .20  $       (.76)



*  Earnings (loss) per  share  of  common  stock  reflect  the  effects of premiums totaling
   $89,775 and $1,383,771 on  the  redemption/repurchase  of subsidiary's preferred stock in the periods ended September 30,  1996,  that  were  charged  to retained earnings and not included in the determination of net income.
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